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                                                                      EXHIBIT 11

                              BEST SOFTWARE, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Weighted average common shares
  outstanding
Common stock equivalents:...................................     10,981        6,731
  Preferred stock...........................................         --          625
  Dilutive effect of Stock options and warrants.............         --          527
  Warrant exercise..........................................         --          473
Assumed common share issuance for dividends
  in excess of earnings.....................................         --           --
Weighted average shares outstanding.........................     10,981        8,356
                                                                =======       ======
Net (loss) income...........................................    $  (402)      $2,104
                                                                =======       ======
Basic net (loss) income per share...........................    $ (0.04)      $ 0.31
                                                                =======       ======
Diluted net (loss) income per share.........................    $ (0.04)      $ 0.25
                                                                =======       ======

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